PROSPECTUS SUPPLEMENT                        Filed Pursuant to Rule No.424(b)(3)
(To Prospectus dated July 3, 2003)                    REGISTRATION NO. 333-92613
                                                                       333-95807




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                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
     Name of Company                     Ticker        Amounts    Trading Market
     ---------------                     ------        -------    --------------
 ALLTEL Corp.                               AT             2            NYSE
 AT&T Corp.                                 T              5            NYSE
 AT&T Wireless Services                    AWE           8.045          NYSE
 BCE Inc.                                  BCE             5            NYSE
 BellSouth Corp.                           BLS            15            NYSE
 CenturyTel, Inc.                          CTL             1            NYSE
 Cincinnati Bell Incorporated              CBB             2            NYSE
 Level 3 Communications, Inc.              LVLT            3           NASDAQ
 Nextel Communications, Inc.               NXTL            6           NASDAQ
 Qwest Communications International Inc.    Q          12.91728         NYSE
 SBC Communications Inc.                   SBC            27            NYSE
 Sprint Corporation(1)                     FON             9            NYSE
 Telephone and Data Systems, Inc.          TDS             1            AMEX
 Verizon Communications                     VZ           21.76          NYSE

-------------------

(1) Shares of Sprint Corporation--PCS Group (NYSE:PCS) and Sprint Corporation--FON Group (NYSE:FON) were previously included in Telecom HOLDRS and were traded as tracking stocks. As a result of a reclassification of shares, effective April 23, 2004, the PCS tracking stock was eliminated and each share of PCS common stock was automatically converted into .50 shares of FON common stock. Effective April 26, 2004 the share amount of Sprint Corporation (in the form of Sprint Corporation--FON Group shares) represented by a round lot of 100 Telecom HOLDRS was 9.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.